Exhibit 99.1

NEWS RELEASE

APHTON PROVIDES CLARIFICATION TO SHAREHOLDERS

July 18, 2003

Today, Aphton Corporation (Nasdaq: APHT) provides clarification to its Letter to Shareholders dated July 17, 2003. Aphton is currently conducting two randomized, controlled clinical trials in patients with advanced pancreatic cancer. One of these trials is a combination trial testing G17DT in combination with the chemotherapeutic gemcitabine, versus gemcitabine. Data from this trial is expected in mid-2004. The other randomized, controlled phase III trial tests G17DT as a monotherapy versus placebo. Final audited data from this trial is being compiled and is expected to be available in fourth Quarter, 2003. Based on the positive interim analysis already conducted and previously reported, Aphton believes this clinical trial will be the basis for filing for regulatory approval by early 2004 under the strategy discussed in yesterday’s Letter to Shareholders.

Aphton’s phase II clinical trial in patients with advanced gastric cancer testing G17DT in combination with cisplatin and 5-FU was described in yesterday’s Letter to Shareholders. Additionally, Aphton’s phase II clinical trial with GnRH pharmaccine in patients with advanced prostate cancer is on-going and Aphton’s phase II clinical trial with G17DT in patients with GERD has been initiated and recruitment is waiting further funding.

This press release includes forward looking statements, including statements regarding (1) the Company’s expectations regarding when results from various trials will be available, (2) the Company’s expectations regarding the timing of filings with regulatory entities and (3) the Company’s intentions regarding future trials. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These risk factors include, but are not limited to, (1) the final results of current trials, (2) the Company’s ability to enforce its patents and proprietary rights, and (3) the Company’s ability to obtain sufficient financing to fund the trials through completion. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.